Exhibit 10.16
Amendment to Executive Employment Agreement
Between:
     Mr. Silvano Ghirardi (Mr. Ghirardi)
and:
     ATS Automation Tooling Systems Inc. (Company)
WHEREAS:
The parties wish to amend a previous Executive Employment Agreement entered into between the Company and Mr. Ghirardi on May 20, 2005 (the “Employment Agreement”).
NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby agreed and acknowledged, the parties hereto agree as follows:
1. The Employment Agreement is amended to provide that the parties acknowledge that, upon the completion of a Qualified IPO, Photowatt Technologies Inc. (“Photowatt Technologies”) is the corporation established to operate as New Solar Co. as defined in Section 4 of the Employment Agreement.
2. The Employment Agreement is amended to add the following sub-sections to Section 8 of the Employment Agreement, “Termination of Employment”:
“(g) By Employee upon Change of Control
     Employee may terminate Employee’s employment for any reason within 12 months of a Change of Control in which case the Company shall be obligated to continue to pay to Employee Employee’s then-current base monthly salary as provided in Section 5 and provide the benefits pursuant to Section 6, but not any other compensation or supplemental benefits provided pursuant to Schedule A — Supplemental Compensation and Benefits Arrangements other than as provided for in the final paragraph of Section 2 of Schedule A, for a period equal to the Notice Period (as defined in Section 8 (a)), on regular payroll days subject to normal payroll deductions, subject, however to the Employee complying with the provisions of this Employment Agreement during such Notice Period, including without limitation the provisions of Sections 9 (Confidentiality), 10 (Return Of Confidential Records), 11 (Assignment Of Inventions), 12 (Non-Competition Agreement), and 13 (Non-Solicitation Covenant).

     A “Change of Control” shall be deemed to have occurred if (i) any person becomes, together with any other person acting jointly or in concert with the person, the holder or beneficial owner, directly or indirectly, of securities of the Company to which are attached in excess of 50% of the votes attaching to all outstanding voting securities of the Company; (ii) during any eighteen month period after January 1, 2007, individuals who at the beginning of such period constitute the Board, including for this purpose any new director whose election resulted from a vacancy on the Board caused by the death, disability or resignation of a director and was approved by a vote of at least two-thirds of the directors then still in office, cease for any reason to constitute a majority thereof; (iii) the Company consummates a merger, amalgamation, plan of arrangement or consolidation of the Company or other similar transaction with or into another corporation (a “Reorganization”), the result of which is that the shareholders of the Company at the time of the execution of the agreement relating to the Reorganization own less than 50% of the total equity of the Company, the corporation surviving or resulting from the Reorganization or any corporation owning, directly or indirectly, 100% of the total equity of such surviving or resulting corporation; or (iv) the sale in one or a series of transactions of all or substantially all of the assets of the Company excluding one or a series of transactions pursuant to which the assets of the Company are transferred to an affiliate of the Company. For purposes of clarity, a Change of Control shall not be deemed to have occurred in relation to: (i) any share transfer, reorganization, asset transfer, or similar transaction, or series of transactions, involving the Company and/or any of its present or future affiliates; (ii) the completion of a treasury offering of securities in the Company or an affiliate of the Company; or (iii) the sale, by ATS Automation Tooling Systems Inc. or one of its affiliates, of shares in Photowatt Technologies in conjunction with a public offering.”
(h) By Employer Prior to Sale Transaction
     In the event that the Company completes a Sale Transaction prior to both March 31, 2007 and the date of closing of a Qualified IPO, and the employment of the Employee is terminated, including as a result of constructive dismissal, by the Company prior to the date of completion of the Sale Transaction, the Company shall pay to the Employee within 3 business days of such termination of employment, in addition to the payments specified in Section 8(a), an amount in cash equal to C$150,000.
For the purpose of this Employment Agreement and Schedule A:
“Qualified IPO” means an underwritten public offering of common shares in the capital of Photowatt Technologies in which immediately following the closing, the shares are listed for trading on one or more of the Toronto Stock Exchange, the Nasdaq Global Market, the New York Stock Exchange or a stock exchange or quotation system of similar stature and have a market capitalization of at least $200 million.
“Sale Transaction” means a sale in one or a series of transactions of all or substantially all of the assets of the Company relating to its solar energy business (other than to an affiliate of the Company).”

3. The Employee hereby surrenders for cancellation to the Company the option to purchase 50,000 common shares in the capital of the Company provided for in Section 2 of Schedule A of the Employment Agreement, and acknowledges that such option is void and of no force or effect. Section 2 of Schedule A is hereby deleted in its entirety and replaced with the following:
“Subject to the terms and conditions of the Stock Option Plan of Photowatt Technologies (the “Plan”), and subject to you executing an option grant letter agreement in the form as prescribed by the Plan, you will be granted the following Options (all capitalized terms not otherwise defined having the meaning ascribed to them in the Plan unless otherwise defined in the Employment Agreement as amended or herein):
A.	Option to purchase 160,000 Shares (“Option 1”). The Date of Grant is September 12, 2006. The Exercise Price per share is C$5.00. The Expiry Date is September 12, 2013. Option 1 shall vest as follows:

Upon the completion of a Qualified IPO, a number of Options held by Employee equal to 20 percent of the Designated Number of Shares subject to Option 1 multiplied by the sum of 1 plus the number of complete years between the Date of Grant and the date of completion of the Qualified IPO, shall vest. Thereafter, 20 percent of the Designated Number of Shares subject to Option 1, or such lesser number as remain unvested, shall vest on each anniversary of the date of completion of the Qualified IPO until such time as the Options are fully vested.

Option 1 shall be automatically adjusted immediately following completion of the Qualified IPO to increase or decrease the Designated Number of 160,000 Shares subject to Option 1 such that the Designated Number equals 0.3636 % of the Outstanding Issue held by ATS Automation Tooling Systems Inc. or any of its affiliates immediately prior to completion of the Qualified IPO (such number of Shares referred to as the “Option 1 Designated Number”). To the extent that the Option 1 Designated Number exceeds 160,000, within 3 business days of the date of exercise of Option 1 in whole at any time or in part from time to time, the Employee shall receive from Photowatt Technologies an amount in cash equal to the product of (A) a fraction, the numerator of which is the excess, if any, of the Option 1 Designated Number over 160,000 and the denominator of which is the Option 1 Designated Number and (B) C$5.00 (the product of (A) and (B) referred to as the “Payment Per Share”) and (C) the number of Shares subject to Option 1 acquired pursuant to the exercise of Option 1. Each of the amounts in this paragraph shall be adjusted pursuant to the anti-dilution adjustments under the Plan applicable to the Option 1 Designated Number and the Exercise Price of Option 1, mutatis mutandis. The fraction of which the numerator is the Option 1 Designated Number and the denominator of which is 160,000 shall be referred to as the “Adjustment Factor”.

In the event that the Fair Market Value of the Shares is less than C$5.00 (reflecting any anti-dilution adjustments under the Plan applicable to the Exercise Price of Option 1) at the date of surrender by the Employee to Photowatt Technologies of the right, vested but unexercised, to purchase Shares subject to Option 1 (the amount of such deficiency referred to as the “Deficiency”), the Employee shall be entitled to receive from Photowatt Technologies within 3 business days of the date of such surrender an amount in cash equal to the product of (A) the excess, if any, of the Payment Per Share over the Deficiency and (B) the number of Shares in respect of which the right to purchase pursuant to Option 1 was surrendered. Upon surrender of the right, vested but unexercised, to purchase Shares subject to Option 1, the portion of Option 1 in respect of such Shares shall immediately cease and terminate and be of no further force or effect.

B.	Option to purchase a number of Shares equal to the product of 57,000 and the Adjustment Factor will be granted on the date of closing of a Qualified IPO (“Option 2”). The Exercise Price of Option 2 is the public offering price per share in relation to the Qualified IPO. The Expiry Date is seven years from the date of closing of a Qualified IPO. Option 2 shall vest as follows:

Upon the completion of a Qualified IPO, a number of Options held by Employee equal to 20 percent of the Options credited to Employee at the Date of Grant multiplied by the number of complete years between the Date of Grant and the date of completion of the Qualified IPO, shall vest. Thereafter, 20 percent of the Options credited to Employee at the Date of Grant, or such lesser number as remain unvested, shall vest on each anniversary of the date of completion of the Qualified IPO until such time as the Options are fully vested.

C.	Option to purchase a number of Shares equal to the product of 85,700 and the Adjustment Factor will be granted on the date of closing of a Qualified IPO (“Option 3”). The Exercise Price of Option 3 is the public offering price per share in relation to the Qualified IPO. The Expiry Date is seven years from the date of closing of a Qualified IPO. Option 3 shall vest as follows:

Upon the completion of a Qualified IPO,
o	50% of the Designated Number of Shares subject to Option 3 (42,850) vest upon achievement of SSP sustainable production of 2MW at 9% cell efficiency within 9 months of closing of a Qualified IPO; and

o	50% of the Designated Number of Shares subject to Option 3 (42,850) vest upon achievement of SSP sustainable production of 12MW at 9% cell efficiency and minimum break-even normalized operating performance within 36 months of closing of a Qualified IPO.
For greater certainty, the parties acknowledge that none of the Options referred to in this Schedule A shall vest prior to the completion of a Qualified IPO unless determined by the Board or the Committee in accordance with the Plan.
In the event that a Change of Control occurs subsequent to closing of a Qualified IPO and the employment of the Employee is terminated, including as a result of constructive dismissal, by the Company or the Employee resigns, in either case within 3 months from the date of the Change of Control, Option 1 will accelerate and become fully vested.

Notwithstanding Section 3.4 of the Plan, in the event that the Company completes a Sale Transaction prior to the closing of a Qualified IPO, and either (A) the employment of the Employee is terminated, including as a result of constructive dismissal, by the Company or the Employee resigns, in either case within 3 months from the date of completion of the Sale Transaction, or (B) the employment of the Employee is terminated, including as a result of constructive dismissal, by the Company prior to the date of completion of the Sale Transaction, the Company shall pay to the Employee within 3 business days of such termination of employment, and upon surrender and release of any entitlement to the Options contemplated above, an amount in cash equal to the product of (A) a fraction, the numerator of which is the excess, if any, of the Transaction Value (as defined below) of the Sale Transaction over C$220,000,000 and the denominator of which is C$220,000,000 and (B) C$800,000.”
For the purposes of this Schedule A and the Employment Agreement:
“Transaction Value” means an amount equal to (i) the sum of (without duplication) the aggregate cash consideration paid or payable to the Company or to its security holders and the aggregate fair market value of any securities or other non-cash consideration paid or payable to the Company or to its security holders in connection with a Sale Transaction, excluding the amount of all liabilities of the Company or any subsidiary of the Company which are assumed or acquired by the purchaser to the extent that the liabilities are liabilities of a corporation in respect of which all of the shares are transferred by the Company pursuant to the Sale Transaction less (ii) the aggregate amount of investment by ATS Automation Tooling Systems Inc. or its affiliates, if any, in the Company or its affiliates in the period from January 1, 2007 to the date of completion of a Qualified IPO. The fair market value of any securities or other non-cash consideration paid or payable to the Company or its security holders in connection with a Sale Transaction shall be the fair market value upon the closing date of the Sale Transaction as determined by the Company in good faith, provided that any publicly-traded securities shall be valued at the volume weighted average of their trading prices on the principal stock exchange on which they trade (as determined by volume) for the five trading days ending on the third trading day prior to the date on which value is being assessed. Any delayed or subsequent payments forming part of the consideration payable to the Company or its security holders shall be discounted to and valued at the applicable date in a manner determined by the Company in good faith.”
4. Schedule A of the Employment Agreement is hereby amended by adding as a new Section 5 the following :
     “5. Compensation Review.
     The Company and the Employee agree that the compensation of the Employee will be reviewed following completion of a Qualified IPO.
5. The undersigned acknowledges and agrees that ATS Automation Tooling Systems Inc. is not obligated to invest in or transfer any assets to Photowatt Technologies Inc. or its affiliates or its solar business, and that there are no assurances that a Qualified IPO or Sale Transaction will be completed and that the SSP development project may be discontinued at any time in the sole discretion of the board of directors.
6. Except for the foregoing amendments, the parties hereto acknowledge that the Employment Agreement shall remain in full force and effect, unamended. This Agreement and the Employment Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the parties, in each case with respect to the subject matter hereof and thereof, and each of the parties to this Agreement acknowledges and agrees that he or it has not been induced to enter into this Agreement by reason of any warranty, representation, opinion, advice or assertion of fact and that there will be no liability, either in tort (including without limitation negligence) or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact.
7. In the event of any inconsistency between the terms of this Agreement and the terms of the Employment Agreement, the provisions of this Agreement shall prevail.
8. This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties hereto submit to the exclusive jurisdiction of the courts of the Province of Ontario.
9. This Agreement may be executed in one or more counterparts (by original or facsimile signature) with such counterparts together constituting one original document which shall be effective as of the date hereof.
DATED October 13th, 2006.

SIGNED:

“Silvano Ghirardi”

Silvano Ghirardi

ATS Automation Tooling Systems Inc.

“Ron Jutras”

Ron Jutras